UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2007

PetroHunter Energy Corporation

(Exact name of registrant as specified in its charter)

Maryland	000-51152	98-0431245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 1400, Denver, CO 80202

(Address of principal executive offices)             (Zip Code)

Registrant’s telephone number, including area code: (303) 572-8900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 7, 2007, Kelly H. Nelson resigned as the Chairman of the Board and Chief Executive Officer of the registrant. He did not resign as a result of any disagreements with the registrant. Mr. Nelson will continue to serve as the Chairman of the Board and Chief Executive Officer of one of the registrant’s subsidiaries, Paleo Technology Inc.

The board of directors was increased to five members and the following were appointed by the existing members to fill the vacancies created by Mr. Nelson’s resignation and the increase in the size of the board: Dr. Thomas S. Ahlbrandt, Charles B. Crowell, and Matthew R. Silverman. Dr. Ahlbrandt was also appointed to serve as the registrant’s Chairman of the Board and Chief Executive Officer.

Dr. Ahlbrandt had been the Vice President, Exploration, of the registrant since June 2006. From August 1988 to June 2006, he served in various capacities with the U.S. Geological Survey, including serving as project chief for the World Energy Project, which produced the USGS World Petroleum Assessment 2000. He currently serves as the Vice Chairman for the United Nations Committee (UNECE), Ad Hoc Group of Experts on the Supply of Fossil Fuels. He has had many years of industry experience, dating back to 1966. Dr. Ahlbrandt also served on the Executive Committee of the American Association of Petroleum Geologists (AAPG) as Chairman of the House of Delegates from 1995 to 1996. He has received numerous awards including distinguished Lecturer of the AAPG, the Distinguished Service Award from AAPG, Outstanding Scientist from the Rocky Mountain Association of Geologists, Distinguished Alumnus of the University of Wyoming and Meritorious Service Award from the Department of the Interior. He received his B.A. and Ph.D. in geology from the University of Wyoming.

Mr. Crowell has served as a director and a member of the audit, compensation and executive committees of Gasco Energy, Inc., a publicly-traded oil and gas company, since July 2002. He has also served as a director of Providence Resources, Inc., a publicly-traded oil and gas company based in Vancouver, British Columbia, since November 2006. Since 1993, Mr. Crowell has been a practicing attorney and a consultant to oil and gas companies, and was a senior member of Crowell & Bishop, PLLC, Attorneys from November 1995 through June 1998. From September 1996 until June 2000, Mr. Crowell held the position of Manager at Enigma Engineering Company, LLC. Mr. Crowell also worked at Triton Energy Corporation, where he held the positions of Executive Vice President, Administration (November 1991 to May 1993), Senior Vice President and General Counsel (August 1989 to October 1991) and Vice President and General Counsel (November 1981 to July 1989). From June 1999 to February 2001, Mr. Crowell served as a director of Comanche Energy, Inc. He has also held public company directorships at Arakis Energy Corporation (June 1997 to October 1998), Aero Services International, Inc. (December 1989 to May 1993, where he was Chairman of the Board from August 1990 to December 1992) and Triton Europe, plc. (October 1989 to May 1993). Mr. Crowell holds a BA degree from John Hopkins and a JD from University of Arkansas. He was admitted to the practice of law in Texas in 1974.

Since 2001, Matthew R. Silverman has been responsible for Exploration New Ventures and Special Projects with Robert L. Bayless Producer LLC, an oil and gas company that is active in the central and southern Rocky Mountain regions. This has included exploration for conventional oil and natural gas, tight gas, and coalbed methane development in several basins. Mr. Silverman directs Bayless’s geology and land departments in its Denver, Colorado, and Farmington, New Mexico, offices. Since December 2006, Mr. Silverman has served as a director of Outback Energy Corporation, a publicly-traded company that has an agreement to acquire the registrant’s subsidiary, PetroHunter Energy NT Ltd. From 1989 to 2000, he was employed by Gustavson Associates, Inc., an international oil and gas consulting group, where he was responsible for technical evaluation and capital formation for exploration and production opportunities around the world. His work included appraising oil and gas assets (producing and exploratory), preparing on-site oil and gas field feasibility studies, and business development. Mr. Silverman was previously employed by TOTAL Minatome and its predecessors, CSX Oil & Gas and Texas Gas Exploration, from 1982 to 1989 in Denver, Colorado, and by Evans Energy from 1976 to 1982. He received an A.B. degree from Brown University in 1975 and an M.S. degree in Geology from University of Colorado in 1983. Mr. Silverman is a Certified Petroleum Geologist and a Registered Professional Geologist.

Mr. Crowell will chair the audit committee and compensation committee of the registrant’s board of directors. Dr. Anthony K. Yeats and Matthew R. Silverman will also serve on those committees.

On February 7, 2007, the registrant also elected officers as follows:

•	Dr. Thomas Ahlbrandt – Chairman of the Board and Chief Executive Officer
•	Garry Lavold – President
•	Carmen J. (Tony) Lotito – Chief Financial Officer and Treasurer
•	David Brody – Vice President, General Counsel and Secretary
•	Kyle WhiteJohnson – Vice President and Assistant Secretary
•	Jim Bob Byrd – Vice President of Land and Business Development
•	Lyle Nelson – Vice President of Production

Item 7.01	Regulation FD Disclosure

Exhibits 99.1 and 99.2 are being “furnished” pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, unless this report is specifically incorporated by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
99.1	Press Release Dated February 8, 2007
99.2	Press Release Dated February 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION
February 9, 2007	By: /s/ Thomas Ahlbrandt Thomas Ahlbrandt, Chief Executive Officer

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